Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Rogers Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rate(1)	Amount to be Registered	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Capital stock, par value $1.00 per share, reserved for issuance pursuant to the Rogers Corporation 2026 Employee Stock Purchase Plan (the “Plan”)	Rule 457(c) and Rule 457(h)	223,000(2)	$135.92	$30,310,160.00	0.0001381	$4,185.83
	Total		223,000	135.92	$30,310,160.00		$4,185.83
	Total Fee Offsets						—
	Net Fee Due						$4,185.83

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant’s capital stock, par value $1.00 per share (“common stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2) Represents 200,000 shares of common stock authorized for issuance under the Plan and an estimated 23,000 shares of common stock that are added for issuance under the Plan pursuant to the Rogers Corporation Employee Stock Purchase Plan.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on May 1, 2026.